Exhibit 10.1

RETENTION AGREEMENT

        THIS RETENTION AGREEMENT (“Agreement”), is made and entered into by and between Chart Energy & Chemicals, Inc. (the "Company"), and Douglas Ducote, Jr. ("Employee") with an effective date of December 23, 2019 (the “Effective Date”).

W I T N E S S E T H:

        WHEREAS, Employee has been employed by the Company in the position of Vice President Process Plant Technology; and

        WHEREAS, the Company desires to retain the services of Employee, and Employee desires to remain employed by the Company until no later than the second anniversary of the Effective Date (the “Retention Period”); and

        WHEREAS, the Company and Employee wish to terminate and replace that certain Retention Agreement dated as of March 28, 2017 with this Agreement; and

        WHEREAS, the Company and Employee wish to resolve all matters and issues between them arising from or relating to Employee's employment by the Company.

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Employee and the Company hereby agree as follows:

ARTICLE I -- CONSIDERATION

Section 1.1.Retention Period. To ensure continuity in the Company’s business utilizing the Company’s IPSMR® processes, and to incentivize Employee to remain employed with the Company, during the Retention Period, the Company will employ Employee in the capacity of Vice President Process Plant Technology or such other role as the Company’s President shall determine. Employee agrees to continue to work during the Retention Period in a manner consistent with his schedule and duties prior to the Effective Date. The Retention Period will be two years from date of execution of the Retention Agreement. During the Retention Period, the Company will employ Employee on a full time or part time basis (work hours and terms to be negotiated but not expected to be less than 20 hours per week with commensurate prorated salary). The retention period will automatically renew as long as the employee is either a full time, part time, or contract employee. Any revisions to the Retention Period can be made upon renewal by mutual agreement between the Company and the Employee.
Section 1.2.Consideration. Conditioned on Employee’s continued employment with the Company, , beginning on the Effective Date, Employee will be paid sales commissions calculated in accordance with Exhibit B attached hereto. In the event of Employee’s death or disability, all compensation due to Employee under this Agreement (for orders received and under binding contract under this Agreement while Employee was alive that have not been paid at the time of Employee’s death but are thereafter paid) will be paid to Employee’s estate. Other than the terms of this Agreement, the other terms of Employee’s employment shall remain the same as applicable to his employment prior to the Effective Date of this Agreement, including but not limited to salary, benefits, salary increases, short term incentive and long term incentive compensation (all incentive compensation subject to the terms and conditions of the Company incentive or equity plan under which such incentives are awarded).

Section 1.3.Adequacy of Consideration. Employee hereby agrees and acknowledges that the payments and benefits described in Article 1.2 of this Agreement are over and above any entitlements or benefits that he may have by reason of his continued employment, and that such payments and amounts constitute adequate consideration for all of Employee’s covenants and obligations set forth herein, including, but not limited to, the Restrictive Covenants set forth in Article II of this Agreement.

ARTICLE II -- OBLIGATIONS OF EMPLOYEE

Section 2.1    Reserved.
Section 2.2    Non-Competition. Employee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:
(A)During the Retention Period and for a period of three years after the expiration of the Retention Period (the “Restricted Period”), Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or customer or prospective client or customer:
(1)with whom Employee had personal contact or dealings on behalf of the Company during the two year period preceding the earlier of the Employee’s termination of employment or such solicitation;
(2)with whom employees reporting to Employee have had personal contact or dealings on behalf of the Company during the two year period immediately preceding the Employee’s termination of employment and such contactor dealings were coordinated or supervised by Employee;
(3)about whom Employee obtained confidential information in the ordinary course of business as a result of Employee’s employment with the Company; or
(4)who receives products or services from the Company and for which Employee received compensation, commissions, or earnings during the two year period immediately preceding Employee’s termination of employment.
(B)During the Restricted Period, Employee will not directly or indirectly, in the territory where Employee was working at the time of termination:
(1)engage in (1) the business of manufacturing equipment used in (x) the production, storage and end-use of hydrocarbon or (y) low temperature or cryogenic applications, including liquefaction process technology, (2) any other businesses which the Company or its subsidiaries engage in as of the date of Employee’s termination and (3) any businesses which, as of the date of Employee’s termination, the Company or its subsidiaries both (x) have specific plans to conduct in the future (and as to which Employee is aware of such planning) and (y) have allocated or invested capital as of the date of Employee’s termination (a “Competitive Business”);
(2)reserved;
(3)acquire a financial interest in, or otherwise become actively involved with, any Person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant to assist with such Competitive Business; or
(4)interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.
Notwithstanding anything to the contrary in this Agreement, Employee may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or quotation system or on the over-the-counter market if Employee (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 3% or more of any class of securities of such Person.
Notwithstanding the above, it is agreed that the Company’s customers for the IPSMR process will not be considered competitors for the purposes of this Agreement.
(C)During the Restricted Period, Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(5)solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or
(6)hire any such employee so solicited or encouraged who was employed by the Company or its affiliates as of the date of Employee’s termination of Employment with the Company or who left the employment of the Company or its affiliates voluntarily coincident with, or within three months prior to or after the date of Employee’s termination of Employment.
(D)During the Restricted Period, Employee will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

(E)During the Restricted Period, Employee may be retained as a consultant by the Company.
It is expressly understood and agreed that although Employee and the Company consider the restrictions contained in this Section 2.2 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Employee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein
Section 2.3    Confidentiality.
(A)    For so long as information constitutes a trade secret under applicable law and during the Restricted Period, Confidential Information as defined below, Employee will not (whether during or after Employee’s employment with the Company) (x) retain or use for the benefit, purposes or account of Employee or any other Person other than the Company; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or other than in performing his or her duties on behalf of the Company consistent with Company policies), any non-public, proprietary or confidential information--including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”).
(B)    “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Employee’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Employee by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Employee shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.
(C)Immediately after the date of Employee’s termination of employment with the Company, or at such earlier time as requested by the Company in writing, Employee shall (x) cease and not thereafter commence use of any

Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Employee’s possession or control (including any of the foregoing stored or located in Employee’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Employee may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Employee is or becomes aware.
Section 2.4    Intellectual Property.
(A)    If Employee has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, at any time during the Restricted Period, or during Employee’s employment by the Company and within the scope of such employment and/or with the use of any of the Company’s resources (“Company Works”), Employee shall promptly and fully disclose same, to the best of his or her knowledge, to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.
(B)    Employee shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works.
(C)    Employee shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Employee hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Employee shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest.

Section 2.5    Specific Performance. Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 2 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
Section 2.6    Change in Control. In the event of a Change in Control, which is defined below, the Company will pay commissions for all projects “commenced” at the time of the Change in Control in full in accordance with the commission schedule on Exhibit B. A project is commenced if it is under binding contract under this Agreement at the time of a Change in Control. In the event of a Change in Control, it is agreed that Employee is completely released from the non-competition and non-solicitation obligations as of the effective date of the Change in Control. For purposes of this Agreement, a Change in Control is defined as:

•	a change in ownership of Chart Industries, Inc. (the Company’s parent company) by which any person, or more than one person acting as a group, acquires ownership of stock of the Chart Industries, Inc. constituting more than 50% of the total fair market value or total voting power of the Chart Industries, Inc.’s outstanding Common Stock;

•	or

•
a change in the ownership of a substantial portion of the assets of Chart Industries, Inc. by which any one person, or more than one person acting as a group, acquires assets from Chart Industries, Inc. that have a gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Chart Industries, Inc. prior to such acquisition.

a Change in Control also occurs if the IPSMR technology is sold to a third party during the Term of the Agreement and the Company no longer has any ownership interest or rights in the IPSMR technology. The Term will be as long as a commission obligation exists as defined in Applicable Projects Exhibit B.

ARTICLE III -- MISCELLANEOUS PROVISIONS

Section 3.1    Entire Agreement. This Agreement contains the entire agreement between the parties hereto and replaces any prior agreements, contracts and/or promises, whether written or oral, with respect to the subject matter included herein. This Agreement may not be changed or waived orally, but only in writing, signed by each of the parties hereto.

Section 3.2    Warranty/Representation. Employee and the Company each warrant and represent that, prior to and including the effective date of this Agreement, no claim, demand, cause of action, or obligation which is subject to this Agreement has been assigned or transferred to any other person or entity, and no other person or entity has or has had any interest in any such claims, demands, causes of action or obligations, and that each has the sole right to execute this Agreement.

Section 3.3    Invalidity. The parties to this Agreement agree that the invalidity or unenforceability of any one provision or part of this Agreement shall not render any other provision(s) or part(s) hereof invalid or unenforceable and that such other provision(s) or part(s) shall remain in full force and effect.

Section 3.4    No Assignment. This Agreement is personal in nature and shall not be assigned by Employee. All payments due and all benefits to be provided Employee under this Agreement shall be made to his estate in the event of his death or disability. The Company will require any person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company or as a result of a Change in Control to assume all obligations of the Company under this Agreement.
Section 3.5    Originals. Two copies of this Agreement shall be executed as “originals” so that both Employee and the Company may possess an “original” fully executed document. The parties hereto expressly agree and recognize that each of these fully executed “originals”, which may be signed in counterpart, shall be binding and enforceable as an original document representing the agreements set forth herein. This Agreement may be executed in counterpart.

Section 3.6    Governing Law. This Agreement shall be governed under the laws of the State of Texas without regard to the conflict of laws principles thereof. It is agreed that venue for any dispute arising or related to this Agreement shall be in the courts of Montgomery County, Texas

Section 3.7    Compliance with Section 409A. Notwithstanding anything herein to the contrary, (i) if on the date of Employee’s termination of employment Employee is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following the date of Employee’s termination of employment (or the earliest date as is permitted under Section 409A of the Code), (ii) any reimbursements provided under the Agreement shall be made no later than the end of Employee’s taxable year following Employee’s taxable year in which such expense was incurred; in addition, the amounts eligible for reimbursement, or in-kind benefits to be provided, during any one taxable year under this Agreement may not affect the expenses eligible for reimbursement in any other taxable year under this Agreement, and (iii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax or result in an additional cost to the Company. The Company shall consult with Employee in good faith regarding the implementation of the provisions of this Section 3.7; provided that neither the Company nor any of its employees or representatives shall have any liability to Employee with respect thereto.
Section 3.8    Acknowledgments. Employee acknowledges that Employee has carefully read and fully understands all of the provisions of this Agreement, that Employee has not relied on any representations of the Company or any of its representatives, directors, officers, employees and/or agents to induce Employee to enter into this Agreement, other than as specifically set forth in this Agreement and that Employee is fully competent to enter into this Agreement and has not been pressured, coerced or otherwise unduly influenced to enter into this Agreement and that Employee has voluntarily entered into this Agreement of Employee's own free will.

IN WITNESS WHEREOF, Employee and the Company agree as set forth above:
DATE OF EXECUTION BY EMPLOYEE:        AGREED TO AND ACCEPTED BY:

December 29, 2019                    /s/ Douglas Ducote, Jr.
                            DOUGLAS DUCOTE, JR.

                            EXECUTION WITNESSED BY:
                             /s/ Jonathan Barrows

DATE OF EXECUTION BY COMPANY:        AGREED TO AND ACCEPTED BY
                            CHART ENERGY & CHEMICALS, INC.

December 23, 2019                    BY: /s/ Joe Belling
                            TITLE: President

                            EXECUTION WITNESSED BY:
                            Katrina Volkert

Exhibit B – Commission Schedule Rev 01 (October 1, 2019)
Commission Rate for LNG Plants with Capacity Less than .25 MTPA
Commissions will be the greater of 5% of the “Technology Fee” or .7% of the contract price for projects utilizing any combination of Chart’s Mixed Refrigerant Technology, including Chart’s proprietary Heavy Hydrocarbon Removal Process, IPSMR® process in all variations, IPSMR®+ in all variations and Nitrogen Removal Process for LNG plants. The “Technology Fee”, if applicable, must be clearly agreed by the customer and designated in the contract as the fee paid for licensing Chart’s Proprietary technology. The contract price, if applicable, shall be adjusted to subtract the cost plus margin/markup of any non-Chart manufactured “pass through” systems or equipment, including but not limited to compressors, pretreatment equipment, and other non-Chart manufactured systems/equipment that may be included on the project contract.

Commission Rate for LNG Plants with Capacity Greater than or Equal to .25 MTPA and All Other Projects utilizing Chart’s Mixed Refrigerant Technology
Commissions will be the greater of 5% of the “Technology Fee” or 1.40% of the contract price for projects utilizing any combination of Chart’s Mixed Refrigerant Technology, including Chart’s proprietary Heavy Hydrocarbon Removal Process, IPSMR® process in all variations, IPSMR®+ in all variations and Nitrogen Removal Process for LNG plants. The “Technology Fee”, if applicable, must be clearly agreed by the customer and designated in the contract as the fee paid for licensing Chart’s Proprietary technology.

MTPA means the plant capacity measured in millions of metric tonnes per annum. The capacity of each plant will be as calculated using Chart’s simulation software based on the project specifications supplied by the customer for the Design Case, before reductions for guarantee, or availability, etc.

Payment Terms
If a Technology Fee is applicable to a project, the 5% Commission will be paid net 30 days on the portion of the contract price agreed by the customer for licensing Chart’s Proprietary technology and the balance of Commission, if applicable, will be paid net 30 days in accordance with the Chart contract(s). The payment terms for all other commissions will be net 30 days after Chart is paid with partial payments in accordance with the Chart contract(s). No payment will be made on projects for which the Company has not been paid.

Applicable Projects
Upon receiving payment from the customer, commission will be applicable to any project utilizing Chart’s Mixed Refrigerant Technology and commenced while Employee is employed by the Company or any project for a customer utilizing Chart’s Mixed Refrigerant Technology for multiple projects that commences work on any of the projects, including projects that start front end engineering and design (FEED) before the Retention Period ends, but reach binding contract at a later date. If Employee is engaged as a consultant after the Retention Period, commission will also be applicable to any project utilizing Chart’s Mixed Refrigerant Technology on which Employee contributed as a consultant.